Exhibit 10.2

MUTUAL AGREEMENT ON TRANSITION AND GENERAL RELEASE

Caution: Read Carefully

This Is A Release Of All Claims

THIS MUTUAL AGREEMENT ON TRANSITION AND GENERAL RELEASE ("Agreement") is voluntarily entered into as of the date(s) set forth below by and between the undersigned individual employee, Annette W. Cyr, and Great Lakes Dredge & Dock Corporation ("Company").

WHEREAS, the Company and Cyr are parties to that certain employment agreement dated January 10, 2018 (“Employment Agreement”); and

WHEREAS, the Company and Cyr are also parties to those certain Restricted Stock Unit Award Agreements granted March 8, 2018, March 13, 2019, and March 12, 2020 (“Time-Based Awards”) and those certain Performance-Based Restricted Stock Unit Award Agreements granted March 8, 2018 and March 12, 2020 (“Performance-Based Awards”) all pursuant to the Great Lakes Dredge & Dock Corporation 2017 Long-Term Incentive Plan (“Plan”) (collectively, the “Awards”); and

WHEREAS, Cyr has been on a leave of absence since May 8, 2020, receiving benefits under the Company’s short-term disability (“STD”) benefit plan, does not anticipate returning to work, and anticipates transitioning to benefits under the Company’s long-term disability (“LTD”) benefit plan on or about November 8, 2020; and

WHEREAS, the employee and the Company have reached mutual agreement on Cyr’s voluntary resignation effective as of November 11, 2020 ("Separation Date") on the terms set forth herein, and that Cyr’s execution and non-revocation of this Agreement constitutes written notice of a voluntary resignation date under the terms of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained in this Agreement, the Company and I hereby voluntarily agree as follows:

1.Definitions.  Specific terms used in this Agreement have the following meanings: (a) words such as "I," "me," and "my" include both the undersigned, Annette W. Cyr, and anyone who has or obtains any legal right or claims through me; and (b) "Company" means Great Lakes Dredge & Dock Corporation, all of its past and present officers, directors, employees, trustees, parent corporations, agents, members, affiliates, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by such entities, and each such entity's subsidiaries, including without limitation Great Lakes Dredge & Dock Company, LLC, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to me, but all of whom expressly deny any such liability.

2.Company's Agreement to Provide Consideration to Me .  In exchange for my release and other promises made by me in this Agreement, the Company agrees that:

(a)subject to Board of Directors/Compensation Committee approval, which shall not be unreasonably delayed or withheld, with regard to my Performance-Based Awards, each Annual Performance Period shall continue through the last day of the Annual Performance Period following the Separation Date and I, or my estate in the event of my death (provided that the Supplemental Release set forth below has been executed and not revoked by me or my legal guardian, authorized agent under a power of attorney, or my estate, as applicable), shall be entitled to receive the number of shares earned at the end of each Annual Performance Period based on the actual performance during such Annual Performance Period and the vested portion of the Award for such Annual Performance Period shall be settled within 70 days following the conclusion of such Annual Performance Period (or, for Annual Performance Periods that concluded prior to my death or Disability (as defined in the Award), within 70 days following my death or Disability).  A schedule of anticipated vesting dates is set forth in Exhibit A, attached hereto and made a part hereof;

(b)with regard to my Time-Based Awards (provided that the Supplemental Release set forth below has been executed and not revoked by me or my legal guardian, authorized agent under a power of attorney, or my estate, as applicable), vesting for each Time-Based Award shall accelerate and vest as soon as reasonably practicable following the Separation Date and period for revocation, subject to Paragraph 16, below; and

(c)it shall provide to me payment of Ten Thousand Dollars ($10,000) (less taxes and other deductions and withholdings), for use by me for continuing medical benefits or for any other purpose (“Subsidy”).

I understand that the Subsidy described above shall be paid in a lump sum no earlier than on the Company's regular payroll date occurring as soon as practical after the Supplemental Release described below has been executed and has become effective pursuant to its terms, subject to Paragraph 16, below.  I acknowledge that the consideration and payment described above constitute full and fair consideration for the release of My Claims, that the Company is not otherwise obligated to provide this consideration or to make this payment to me, and that they are in addition to any other sums or consideration to which I am otherwise due.  This consideration is in full satisfaction of any rights and benefits that I may otherwise be entitled to receive under the Employment Agreement, the Awards, and/or any applicable Great Lakes Dredge & Dock Company Severance Pay Plan.  I specifically acknowledge and agree that I am not entitled to the separation compensation and benefits set forth in Section 3.3(a) of the Employment Agreement for a termination without Cause.  I also acknowledge that I have received all other forms of compensation, of whatever kind, that may be due to me by the Company, including, without limitation, amounts earned by me prior to the Separation Date, whether under the Employment Agreement or otherwise, except as to any amounts that will be paid to me under the terms of the

STD benefit plan between my execution of this Agreement and the Separation Date, provided that I maintain eligibility for such STD benefits.

The Company has agreed that I shall be eligible to receive a pro rata portion of any Short-Term Incentive (“STI”) payment under the terms of the STI Plan in effect on my Separation Date for the calendar year 2020, which will be determined and paid in accordance with the STI Plan, prorated based on my last day of work (5/8/2020) and paid in the normal course of such payments, if any, for eligible employees; provided, however, that in order to be eligible to receive such payment, if any, I must then be in compliance and must have at all times been in compliance with the terms and conditions of STI Plan, this Agreement, and the Supplemental Release described below.

I understand that I will receive such Profit-Sharing, Qualified 401(k), and Non-Qualified 401(k) Supplemental Savings Plan benefits, if any, in accordance with the plan documents applicable to such benefits.  I understand that I will receive information concerning my right to continue my health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), subject to applicable Plan documents and applicable law.

3.My Claims.  The claims I am releasing ("My Claims") include all of my rights to any relief of any kind from the Company, including without limitation, all claims I have now, whether or not I now know about the claims.  These claims, which I hereby release, include, but are not limited to the following:

(a) all claims relating to my employment with Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act ("ADEA"); the Older Worker Benefits Protection Act ("OWBPA"); the Employee Retirement Income Security Act; the Family and Medical Leave Act ("FMLA") (to the extent that FMLA claims may be released under governing law); the Americans with Disabilities Act; the applicable state civil rights laws; and/or any other federal, state or local law;

(b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid compensation or other monies; commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; and

(c) all claims for any type of relief from the Company, including but not limited to, claims for damages, costs and attorney's fees.

In addition to these claims being released, I acknowledge that I have not suffered any physical or mental injuries arising out of my employment with Company or the separation from that employment.  I agree that I (or my legal guardian, authorized agent under a power of attorney, or my estate, as applicable) will sign a similar agreement to this one, in a form satisfactory to the Company, within the time frames set forth therein, which I will receive on or about November 9, 2020 (“Supplemental Release”) and that the execution and non-revocation of the Supplemental Release is a condition to this Agreement.

4.Exclusions From Release.  I understand that My Claims released under this Agreement do not include any rights or claims that may arise after my execution of this Agreement.  I understand I do not waive future claims. Also, I further understand that nothing in this Agreement shall in any way adversely affect whatever vested rights I may have to benefits under any retirement or other employee benefit plan.  In addition, I acknowledge that this Agreement is not intended to (a) prevent me from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"); (b) prevent me from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While I have the right to participate in an investigation, I understand that I am waiving my right to any monetary recovery arising from any investigation or pursuit of claim on my behalf. I acknowledge that I have the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim I might have under the ADEA without either: (a) repaying to the Company the amounts paid by it to me or on my behalf under this Agreement; or (b) paying to the Company any other monetary amounts (such as attorney's fees and/or damages).

5.Return of Company Property.  I hereby represent and warrant that I have returned to the Company all of its property that was ever in my possession or control.  This property includes, but is not limited to, financial and other business records, personnel records, office and other keys, directories, computer hardware and software, passwords, books, documents, memoranda, and all other records, and copies of all such items.

6.Termination of Relationship.  I acknowledge that my employment will be separated by my voluntary resignation as of the Separation Date referenced in the introductory paragraphs to this Agreement.  I acknowledge that neither the Company nor its successors have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire me in the future.  I understand that this Agreement does not constitute an admission of wrongdoing by any party.  I also understand and agree that all post-employment confidentiality, non-competition, and/or other covenants and obligations to the Company remain in full effect for the period of time stated in any written agreement between me and the Company, including without limitation the Employment Agreement, and as imposed by law.  I understand and agree that the Company may begin a search for a replacement for my position and may secure and hire such a replacement prior to the Separation Date and that such search and/or replacement does not constitute a material diminution of my authority duties, or responsibilities giving rise to a termination by the Company without Cause under Section 3.3 of the Employment Agreement.

7.Consultation with Attorney.  I acknowledge that the Company has advised me that it is up to me as to whether I consult an attorney of my choosing prior to signing this Agreement, and that the Company has advised and hereby does advise that I should do so.

8.Non-Disparagement; Confidentiality. In further consideration of the payments and benefits set forth above, I agree as follows:

(a)  Confidentiality:  I agree, consistent with applicable law, to protect the Company from intrusion into its business by not disclosing to any third-party any confidential information or trade secrets of the Company. Such information includes, but is not limited to, confidential information regarding the credit and collection activities of the Company, and information regarding the Company's employees, services, marketing strategies, business plans,  operations, costs, research and development efforts, technical data and know-how, financial information, internal procedures, forecasts, methods, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Company’s business (collectively referred to as “Confidential Information”).  I agree that all such Confidential Information is and shall remain the sole and exclusive property of the Company.  Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, I agree not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party as long as such information remains confidential (or as limited by applicable law) and I agree not to make use of any such Confidential Information for my own purpose or for the benefit of any other entity or person.   All duties and obligations set forth in this Agreement regarding Confidential Information shall be in addition to and not in lieu of those which exist under the terms of my Employment Agreement and applicable state trade secret act(s) and at common law. I further understand that it is an essential and material condition of this Agreement that the existence and terms of this Agreement are to remain strictly confidential and shall not be disclosed by me to any person other than to my attorney, my accountant or my spouse, if any, or as required by law.  Confidentiality is my preference and is mutually beneficial to both parties. However, nothing in this Agreement prohibits me from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any Agency Inspector General, or making other disclosures (including but not limited to providing documents or other information) that are protected under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures.  I am also not limited in my right to receive an award for information provided to any government agency or entity.

As provided by federal law (18 U.S.C. §1833), I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for my disclosure of a trade secret that is made by me: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed by me in a lawsuit or other proceeding, on the condition that such filing is made under seal.

(b)  Non-Disparagement:  I agree to refrain from making any disparaging or defamatory comments to anyone (including, but not limited to, the Company's customers) concerning the Company, its employees, agents, operations, or plans.   I agree that any inquiries concerning the Company shall be directed to the Human Resources Department of Company for response.  In further protection of the interests of the Company, I agree that, as to any matters currently pending, or which arise relating to my employment with the Company, I will cooperate with the Company and its attorneys in connection with any proceeding involving the Company before a court, an administrative agency, governmental organization, or an arbitrator.

9.Violation of Agreement.  If any legal action or other proceeding is brought for the enforcement of this Agreement, the non-breaching party shall be able to recover from the breaching party its reasonable attorney's fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

10.Severability.  I understand, and it is my intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances.

11.Period to Consider Agreement and Expiration of Offer.  As required by the ADEA and the OWBPA, I understand that I have twenty-one (21) calendar days from the day that I receive this Agreement, not counting the day upon which I received it, to consider whether I wish to sign it.  If I sign this Agreement before the end of the twenty-one (21) calendar day period, it will be my personal and voluntary decision to do so.  I also understand that if I fail to deliver this Agreement to the Company within said period of time, it shall expire and be deemed withdrawn by the Company. The parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period.

12.Right to Revoke Agreement.  I understand that I may revoke this Agreement at any time within seven (7) calendar days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the seven (7) calendar day revocation period has expired without my revoking it, i.e. on the eighth calendar day after I sign this Agreement.

13.Procedure to Accept or Revoke.  To accept this Agreement, I must deliver the Agreement, after it has been signed and dated by me, to the Company, by hand or by mail, and it must be received by the Company within the twenty-one (21) calendar day period that I have to consider this Agreement.  To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to the Company by hand or by mail and any such notice of revocation must be received by the Company within seven (7) calendar days after I signed the Agreement.  All deliveries shall be made to the Company at the following address, marked “Personal and Confidential”: Great Lakes Dredge & Dock Company, LLC; 2122 York Road; Oak Brook, IL 60523; ATTN: Legal Department.  If I choose to deliver my acceptance or revocation notice by mail, it must be: (a) postmarked and received by the above-named individual at the Company within the applicable period stated above; (b) properly addressed to the Company at the address stated above; and (c) sent by certified mail, return receipt requested.

14.Medicare Addendum.  I represent that (a) I am not enrolled in Medicare, and (b) have not received any treatment from Medicare related to My Claims.

15.My Representations. I HAVE READ THIS AGREEMENT CAREFULLY, I HAVE HAD AN ADEQUATE OPPORTUNITY TO CONSULT AN ATTORNEY, AND I UNDERSTAND ALL OF ITS TERMS AND HAVE THE CAPACITY TO ENTER INTO THIS AGREEMENT. IN AGREEING TO SIGN THIS AGREEMENT, I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATIONS MADE BY THE COMPANY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  I ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS ALL OF THE AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE MATTERS INCLUDED IN THIS AGREEMENT, EXCEPT AS TO ANY ADDITIONAL NON-COMPETE, CONFIDENTIALITY, AND OTHER RESTRICTIVE COVENANT AGREEMENTS TO WHICH I AM ALSO A PARTY.  I ALSO AGREE THAT THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH, TAKEN TOGETHER, SHALL CONSTITUTE ONE AND THE SAME AGREEMENT.

16.Code Section 409A. All payments to be made to me and consideration provided as a result of my termination of employment under this Agreement may be made only upon a “separation from service” under section 409A of the Internal Revenue Code of 1986, as amended ("Code"). For purposes of section 409A of the Code, any right to receive a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Further, for purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “separation pay exception,” to the maximum extent applicable.  Any payments hereunder that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception.

Any payment or other consideration under this Agreement that is contingent upon the signing and non-revocation of the Supplemental Release or any other release shall be paid on the Company’s first regular payroll date following the date on which the release becomes effective and non-revocable; provided, however, that if the maximum period for consideration and revocation of the release begins in one calendar year and ends in the next calendar year, such payment or other consideration shall be paid in the later calendar year.

Date: 9/13/2020

Printed Name: Annette W Cyr

Signature: /s/ Annette W Cyr

Witness: Robert J Cyr

Received and agreed to by Great Lakes Dredge & Dock Corporation on behalf of itself and all other persons and entities released herein:

By: Katie LaVoy

Date: 9/15/2020

EXHIBIT A

Type	Grant Date	# Granted @ Target	# Outstanding @ Target	Vesting Date 1	# Vesting 1	Vesting Date 2	# Vesting 2	Vesting Date 3	# Vesting 3
PSU (Performance-Based)	03/12/2020	13,717.000	13,717.000	03/12/2021	4,571.500	03/12/2022	4,571.500	03/12/2023	4,574.000
RSU (Time-Based)	03/12/2020	13,717.000	13,717.000	03/12/2021	4,572.000	03/12/2022	4,572.000	03/12/2023	4,573.000
RSU (Time-Based	03/13/2019	11,681.000	7,788.000	03/13/2020	3,893.000	03/13/2021	3,894.000	03/13/2022	3,894.000
RSU (Time-Based)	03/08/2018	20,052.000	6,684.000	03/08/2019	6,684.000	03/08/2020	6,684.000	03/08/2021	6,684.000
SIP (Performance-Based)	03/08/2018	20,052.000	10,026.000	12/31/2019	19,751.000	12/31/2020	20,052.000